Exhibit 99.(h)(2)(f)

AMENDMENT NO. 5 TO THE MASTER SERVICES AGREEMENT

This Amendment is made as of the 1st day of November, 2008 by and between MANNING & NAPIER FUND, INC. (FORMERLY, EXETER FUND, INC.), a Maryland corporation (the “Fund”) and MANNING & NAPIER ADVISORS, INC., a New York Corporation (“MNA”).

W I T N E S S E T H:

WHEREAS, the Fund and MNA desire to amend that certain Master Services Agreement entered into as of the 14th day of April, 2000, as amended (the “Agreement”), in order to provide for different fees and expenses paid to MNA thereunder.

NOW, THEREFORE, in consideration of the premises and mutual covenants herein contained, it is agreed between the parties hereto as follows:

1.	Fee Schedule. Schedule A of the Agreement shall be amended and restated as attached hereto.

2.	Effective Date. The terms of this Amendment shall become effective as of November 1, 2008.

3.	Remainder of Agreement. Other than that which is amended hereby, all other terms and conditions of the Agreement shall remain in full force and effect.

IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be executed as of the day and year first above written.

MANNING & NAPIER FUND, INC.

By:	/s/ B. Reuben Auspitz
Name:	B. Reuben Auspitz
Title:	President

MANNING & NAPIER ADVISORS, INC.

By:	/s/ Michelle Thomas
Name:	Michelle Thomas
Title:	Corporate Secretary

AMENDED AND RESTATED SCHEDULE A

To the Master Services Agreement

Manning & Napier Fund Fees. Manning & Napier Advisors, Inc. (“MNA”) shall be entitled to receive an annual fee from Manning & Napier Fund, Inc. (the “Fund”), formerly known as Exeter Fund, Inc., in accordance with the following schedule:

Fund Accounting and Transfer Agency Services, excluding the Target Series.

Asset-Based Fee (per annum in basis points):

On incremental net assets of:	Fee
$0-$4.5 billion	5.50
>$4.5 billion-$7.5 billion	3
>$7.5 billion	2

Net assets shall be aggregated across all series, excluding the Target Series, to determine a total fee for all series. For purposes of determining the fees payable for Fund Accounting and Transfer Agency services, the value of each Series’ net assets shall be computed in the manner described in the applicable Articles of Incorporation or in such Fund’s offering documents (e.g., Prospectus or Statement of Additional Information) as from time to time in effect for the computation of the value of such net assets in connection with the purchase and redemption of shares.

The foregoing asset-based fees are subject to an aggregate complex monthly minimum fee calculated by multiplying $4,166.67 by the number of series in the complex. For purposes of clarification, it is understood that fees for the Target Series, Additional Fees, per account fees, out-of-pocket expenses, and any other fees or expenses shall not be applied to the monthly minimum.

Per Account Fees (per annum)

Minimum-service accounts*> 17,500	$9.00 per account
Full-service accounts* > 5,000	$18.00 per account
Closed accounts > 10,000	$3.00 per account

*

Minimum-service accounts are shareholder accounts for which MNA does not provide ceratin services. Such accounts are designated as such on MNA’s transfer agency system. All other open accounts are full-service accounts.

Fund Accounting and Transfer Agency Services for the Target Series:

Fund Accounting Annual Fee per portfolio	$19,000
Transfer Agency Annual Fees
Per Cusip	$12,000
Per Non-Networked Account	$20.00
Per Networked Level III Account	$15.00
Per Closed Account	$2.00

Additional Fees

These fees are with respect to all the series of the Fund.

Per class in excess of 1 per Series*	$10,000 per annum
Anti-money laundering services Identity Checks	$0.17 per identity checked
Early warning software annual fee	$575 per annum
Equifax verification	$5 per request
After-tax total return calculations	$800 per annum per series

*	There is no additional per class charge for the classes of each series that were in existence as of June 1, 2008.

Out-of Pocket Expenses. In addition to the fees set forth above, the Fund agrees to reimburse MNA for any out-of-pocket expenses. Out-of-pocket expenses include, but are not limited to the following:

•	Security Pricing. The Fund will reimburse MNA the following fees for providing pricing of securities in the Series of the Fund.

• Per domestic equity security	$0.18 per day
• Per international or bond (other than Municipal security	$0.50 per day
• Per municipal security	$0.55 per day

The foregoing fees will be charged per security regardless of how many series contain such security.

•	Courier and other delivery charges

•	Telephone costs

•	Microfilm costs

•	Banking costs

General. All fees and expense will be billed monthly in arrears and are due within 30 days of invoice date.